Exhibit 99.1

USA Technologies Announces First Quarter Fiscal 2015 Results

10,000 Net Connections Added in Q1, 233% Y/Y Increase

276,000 Total Connections at Quarter End, 27% Y/Y Increase

MALVERN, Pa – November 14, 2014 - USA Technologies, Inc. (NASDAQ: USAT) ("USAT"), a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries, today reported results for the first quarter of fiscal 2015 ended September 30, 2014.

First Quarter Financial Highlights:

•	Total revenue of $12.3 million, a year-over-year increase of 21.0%.
•	License and transaction fee revenue of $10.2 million, a year-over-year increase of 19.4%.
•	Adjusted EBITDA of $0.9 million, a year-over-year decrease of 35%.
•	GAAP net loss of $0.1 million, or $(0.01) per share.
•	Non-GAAP net loss of $0.4 million compared to non-GAAP net income of $0.1 million for first quarter of fiscal 2014.

	Three Months Ended September 30
	2014	2013	%Change
Gross New Connections ('000s)	13	14	(7.1)%
% from Existing Customer Base	84%	58%	NA
Net New Connections ('000s)	10	3	233.3%
Total Connections ('000s)	276	217	27.2%

New Customers Added	600	550	9.1%
Total Customers	7,900	5,600	41.1%

Total Number of Transactions (millions)	48.7	38.6	26.2%
Transaction Volume ($millions)	$89.2	$67.9	31.4%

Management Commentary

“In the first quarter our aggressive growth strategies drove the addition of 10,000 net new connections and 600 new customers. We ended the quarter with 276,000 total connections and 7,900 total customers, year-over year increases of 27% and 41%, respectively,” said Stephen P. Herbert, USA Technologies Chairman and Chief Executive Officer. “We also continued our expansion into adjacent markets, such as the laundry, kiosk and amusement and gaming verticals, which accounted for 17% of gross new connections. Connection sales into our existing customer base were 84%. The broad expansion of our customer base reflects, in our view, growing interest in and adoption of cashless payments in self-service retail.”

“With over a decade of experience in cashless payments, 3 years’ experience in mobile payments and what we believe is the largest network of NFC-enabled contactless terminals; we believe USA Technologies is a market leader. To strengthen our market position, drive connection growth and extend customer penetration, we are utilizing innovative marketing programs coupled with new service introductions such as Integrated Payment Services and our MORE prepaid and loyalty program. We expect to realize the benefits of these programs over the course of fiscal 2015 in terms of connection growth, revenue growth and profitability. With a robust pipeline and greater market demand, we believe that USA Technologies remains well positioned for future growth.”

Operational Highlights:

•	Of the 13,000 gross new connections, approximately 83% were from traditional ePort vending, and 17% were primarily from adjacent vertical markets, such as kiosk, amusement and gaming and laundry. Of the new gross connections, 84% were sold to existing customers.

•	Reached 1,100 connections on the ePort Connect Service on Navy bases throughout the U.S. via our relationship with NEXCOMM.

•	New connections under the Jump Start program declined to approximately 20% of the new connection mix compared to approximately 66% in the fourth quarter of fiscal 2014. New connections under the trial of the QuickStart 5-year capital lease program accounted for approximately 35% and purchases of terminals accounted for approximately 30% of the sales mix compared to 0% and 20% in the fourth quarter of fiscal 2014, respectively.

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On November 13, 2014 it was announced that USA Technologies was included on the 2014 Deloitte Technology Fast 500™, a ranking of the 500 fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America.

First Quarter Financial Results

For the first quarter total revenue was $12.3 million, an increase of 21.0% compared to $10.1 million in the first quarter of fiscal 2014. This increase was driven by a 27.2% year-over-year increase in connections to our ePort Connect service network. License and transaction fees were $10.2 million compared to $8.5 million in the year ago quarter, a 19.4% increase. These fees, which are comprised of recurring monthly service fees as well as transaction processing fees, accounted for approximately 83% of total revenue. Equipment sales were $2.1 million compared to $1.6 million in last year’s first quarter, a 29.7% increase, primarily due to the trial offer of the QuickStart program initiated during the first quarter.

Gross profit was $3.1 million, down $0.4 million from the year ago quarter. The gross margin was 25.6% compared to 35.4% in the first quarter last year. Gross margin on license and transaction fees was 28.6% compared to 36.4% last year, reflecting the impact a one-time charge of approximately $0.4 million related to the estimated remaining obligations of the Company in connection with the anticipated settlement of a customer billing dispute, the extended grace periods offered in the second half of fiscal 2014, as well as higher net rental expenses related to the completed sale/leaseback transactions. Equipment gross margin was 11.0% compared to 30.0% in the first quarter of fiscal 2014. The gross margin was impacted by the QuickStart program which was coupled with other purchase incentives.

Selling, general and administrative expenses were $3.6 million in the first quarter compared to $3.3 million in the year ago quarter. Approximately half of the increase is related to non-cash expenses with the balance primarily due to increased compensation and benefit costs.

GAAP operating loss was approximately $0.7 million compared to GAAP operating income of $0.1 million in the prior corresponding quarter. Adjusted EBITDA was $0.9 million compared to $1.5 million for the first quarter of fiscal 2014. Taking into account an income tax benefit of approximately $0.4 million, GAAP net loss was approximately $0.1 million compared to GAAP net income of $0.3 million for the first quarter of fiscal 2014. After cumulative preferred dividends, the net loss applicable to common shares was $0.4 million, or $(0.01) per share, compared to $0.04 million, or $0.00 per share, in the comparable period.

On a non-GAAP basis, net loss was $0.4 million, or $(0.02) per share, for the first quarter of fiscal 2015, compared to net income of $0.1 million, or $0.01 per share, for the first quarter of fiscal 2014.

Cash and cash equivalents were $10.9 million as of September 30, 2014.

David DeMedio, Chief Financial Officer of USA Technologies commented, “With respect to the customer billing dispute, and subject to completion of the anticipated settlement, we are pleased to have put this matter behind us.”

Fiscal 2015 Outlook

For full year fiscal 2015 management continues to expect total revenue in the range of $51.0 million to $53.0 million, for a growth rate of 20% to 26%. License and transaction fee revenue is expected to be in the range of $44.0 million to $47.0 million, for a growth rate of 24% to 31%. Net new connections are expected to be in the range of 66,000 to 76,000, for a growth rate of 27% to 46%.

Webcast and Conference Call

Management will host a conference call today, November 14, 2014 at 10:00am EST.  To participate in the conference call, please dial (866) 393-1608 approximately 10 minutes prior to the call. International callers should dial (224) 357-2194.  Please reference conference ID # 29622436.

A live webcast of the conference call will be available at http://investor.usatech.com/events.cfm.  Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.
A telephone replay of the conference call will be available from 1:00pm ET on November 14, 2014 until 11:59pm ET November 17, 2014 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 29622436.  An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

About USA Technologies:
USA Technologies is a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries. ePort Connect® is the company's flagship service platform, a PCI-compliant, end-to-end suite of cashless payment and telemetry services specially tailored to fit the needs of small ticket, self-service retailing industries. USA Technologies also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G-series, ePort Mobile™ for customers on the go, and QuickConnect, an API Web service for developers. USA Technologies has been granted 87 patents and has agreements with Verizon, Visa, Elavon and customers such as Compass, AMI Entertainment and others. Visit the website at www.usatech.com.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the business strategy and the plans and objectives of USAT's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward looking statements. Such forward-looking statements are based on the beliefs of USAT's management, as well as assumptions made by and information currently available to USAT's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the ability of management to accurately predict or forecast future earnings or taxable income of USAT; the incurrence by us of any unanticipated or unusual non-operational expenses which would require us to divert our cash resources from achieving our business plan; the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the ability of USAT to compete with its competitors to obtain market share; whether USAT's customers continue to utilize USAT's transaction processing and related services, as our customer agreements are generally cancelable by the customer on thirty to sixty days' notice; the ability of USAT to obtain widespread commercial acceptance of it products; the ability of USAT to raise funds in the future through the sales of securities or debt financings in order to sustain its operations if an unexpected or unusual non-operational event would occur; the ability of USAT to use available data to predict future market conditions, consumer behavior and any level of cashless usage; the ability to prevent a security breach of our systems or services or third party services or systems utilized by us; the ability of USAT to efficiently and securely integrate cashless payment with new machine technologies; whether any patents issued to USAT will provide USAT with any competitive advantages or adequate protection for its products, or would be challenged, invalidated or circumvented by others; the ability of USAT to operate without infringing the proprietary rights of others; and whether USAT's existing or anticipated customers purchase, rent or utilize ePort devices or our other products or services in the future at levels currently anticipated by USAT. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

USA Technologies Inc.
Consolidated Statements of Operations

	Three months ended September 30,
	2014	2013

Revenues:
License and transaction fees	$10,156,222	$8,507,044
Equipment sales	2,096,380	1,616,014
Total revenues	12,252,602	10,123,058

Cost of services	7,251,107	5,409,463
Cost of equipment	1,866,257	1,130,824
Gross profit	3,135,238	3,582,771

Operating expenses:
Selling, general and administrative	3,632,487	3,295,344
Depreciation and amortization	169,403	158,509
Total operating expenses	3,801,890	3,453,853
Operating income (loss)	(666,652)	128,918

Other income (expense):
Interest income	10,082	13,526
Interest expense	(74,911)	(60,976)
Change in fair value of warrant liabilities	310,052	219,097
Total other income, net	245,223	171,647

Income (loss) before benefit (provision) for income taxes	(421,429)	300,565
Benefit (provision) for income taxes	360,473	(6,911)
Net income (loss)	(60,956)	293,654
Cumulative preferred dividends	(332,226)	(332,226)
Net loss applicable to common shares	$(393,182)	$(38,572)
Net loss per common share (basic and diluted)	$(0.01)	$-
Weighted average number of common shares outstanding (basic and diluted)	35,586,455	33,324,295

USA Technologies, Inc.
Consolidated Balance Sheets

	September 30, 2014	June 30, 2014
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$10,916,078	$9,072,320
Accounts receivable, less allowance for uncollectible accounts of $129,000 and $63,000, respectively	2,444,748	2,683,579
Finance receivables	279,216	119,793
Inventory	2,629,361	1,486,777
Prepaid expenses and other current assets	376,823	363,367
Deferred income taxes	907,691	907,691
Total current assets	17,553,917	14,633,527

Finance receivables, less current portion	948,833	352,794
Other assets	382,563	190,703
Property and equipment, net	17,780,294	21,138,580
Deferred income taxes	26,713,803	26,353,330
Intangibles, net	432,100	432,100
Goodwill	7,663,208	7,663,208

Total assets	$71,474,718	$70,764,242

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$7,632,643	$7,753,911
Accrued expenses	1,779,037	1,915,799
Line of credit	5,000,000	5,000,000
Current obligations under long-term debt	207,383	172,911
Income taxes payable	-	21,021
Deferred gain from sale-leaseback transactions	860,390	380,895
Total current liabilities	15,479,453	15,244,537

Long-term liabilities:
Long-term debt, less current portion	222,907	249,865
Accrued expenses, less current portion	137,045	186,174
Warrant liabilities	275,157	585,209
Deferred gain from sale-leaseback transactions, less current portion	1,545,641	761,790
Total long-term liabilities	2,180,750	1,783,038

Total liabilities	17,660,203	17,027,575

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value:
Authorized shares- 1,800,000 Series A convertible preferred- Authorized shares- 900,000 Issued and outstanding shares- 442,968 (liquidation preference of $17,022,682 and $16,690,456, respectively)	3,138,056	3,138,056
Common stock, no par value: Authorized shares- 640,000,000 Issued and outstanding shares- 35,637,706 and 35,514,685, respectively	224,349,001	224,210,197
Accumulated deficit	(173,672,542)	(173,611,586)

Total shareholders’ equity	53,814,515	53,736,667

Total liabilities and shareholders’ equity	$71,474,718	$70,764,242

USA Technologies, Inc.
Consolidated Statements of Cash Flows

	Three months ended September 30,
	2014	2013
OPERATING ACTIVITIES:
Net income (loss)	$(60,956)	$293,654
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Charges incurred in connection with the vesting and issuance of common stock and common stock options for employee and director compensation	138,804	84,392
(Gain) Loss on disposal of property and equipment	(3,284)	14,935
Non-cash interest and amortization of debt discount	-	2,095
Bad debt expense	158,716	26,431
Depreciation	1,473,412	1,218,071
Amortization	-	21,953
Change in fair value of warrant liabilities	(310,052)	(219,097)
Deferred income taxes, net	(360,473)	6,911
Recognition of deferred gain from sale-leaseback transactions	(188,327)	-
Changes in operating assets and liabilities:
Accounts receivable	80,115	705,115
Finance receivables	(755,462)	(38,671)
Inventory	(1,138,319)	78,017
Prepaid expenses and other current assets	(110,755)	(51,960)
Accounts payable	(121,268)	(1,247,786)
Accrued expenses	(185,891)	17,764
Income taxes payable	(21,021)	-

Net cash provided by (used in) operating activities	(1,404,761)	911,824

INVESTING ACTIVITIES:
Purchase of property and equipment	(31,490)	(14,626)
Purchase of property for rental program	(1,641,993)	(2,074,975)
Proceeds from sale of rental equipment under sale-leaseback transactions	4,993,879	-
Proceeds from sale of property and equipment	23,734	-

Net cash provided by (used in) investing activities	3,344,130	(2,089,601)

FINANCING ACTIVITIES:
Net proceeds from the issuance of common stock and exercise of common stock warrants	-	85,654
Proceeds from line of credit	-	1,000,000
Repayment of long-term debt	(95,611)	(76,977)

Net cash provided by (used in) financing activities	(95,611)	1,008,677

Net increase (decrease) in cash and cash equivalents	1,843,758	(169,100)
Cash and cash equivalents at beginning of period	9,072,320	5,981,000
Cash and cash equivalents at end of period	$10,916,078	$5,811,900

Supplemental disclosures of cash flow information:
Cash paid for interest	$79,199	$69,735
Depreciation expense allocated to cost of sales	$1,295,445	$1,081,515
Reclass of rental program property to inventory, net	$4,265	$20,661
Prepaid items financed with debt	$103,125	$101,850
Equipment and software acquired under capital lease	$-	$22,036
Disposal of property and equipment	$52,658	$174,204
Disposal of property and equipment under sale-leaseback transactions	$3,873,275	$-

Discussion of Non-GAAP Financial Measures:

This press release contains certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Reconciliations between non-GAAP and GAAP measures are set forth below.

The following non-GAAP financial measures are discussed herein: adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net earnings per common share - diluted. The presentation of these additional financial measures are not intended to be considered in isolation from, or superior to, or as a substitute for the financial measures prepared and presented in accordance with GAAP (Generally Accepted Accounting Principles), including the net income or net loss of USAT or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with USAT’s net income or net loss as determined in accordance with GAAP.  These non-GAAP financial measures are not required by or defined under GAAP and may be materially different from the non-GAAP financial measures used by other companies. USAT has provided below the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Non-GAAP net income (loss) represents GAAP net income (loss) excluding costs relating to the proxy contest, benefit from reduction of the deferred tax asset valuation allowances, any adjustment for fair value of warrant liabilities, and any charges for impairment of intangible assets.

Non-GAAP net earnings (loss) per common share - diluted is calculated by dividing non-GAAP net income (loss) applicable to common shares by the number of diluted weighted average shares outstanding.

Adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, and change in fair value of warrant liabilities and stock-based compensation expense and any impairment expense on intangible assets. We have excluded the non-operating items, benefit from reduction of the deferred tax asset valuation allowances and change in fair value of warrant liabilities, because they represent a non-cash charge that is not related to USAT’s operations.  We have excluded the non-cash expenses, stock-based compensation and any impairment expense, as they do not reflect the cash-based operations of USAT.  Adjusted EBITDA is presented because we believe it is useful to investors as a measure of comparative operating performance and liquidity, and because it is less susceptible to variances in actual performance resulting from depreciation and amortization and non-cash charges for changes in fair value of warrant liabilities and stock-based compensation expense.

Management believes that non-GAAP net income (loss) and non-GAAP net earnings (loss) per common share - diluted are important measures of USAT’s business. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. We believe that these non-GAAP financial measures serve as useful metrics for our management and investors because they enable a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods, and when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors’ overall understanding of our current and future financial performance.

Non GAAP Reconciliation

Reconciliation of Net Income (Loss) to Non-GAAP Net Income (loss) and loss Per Common Share to Non-GAAP loss Per Common Share

	Three months ended September 30,
	2014	2013
Net income (loss)	$(60,956)	$293,654
Non-GAAP adjustments:
Fair value of warrant adjustment	(310,052)	(219,097)
Non-GAAP net income (loss)	$(371,008)	$74,557

Net income (loss)	$(60,956)	$293,654
Non-GAAP net income (loss)	$(371,008)	$74,557

Cumulative preferred dividends	(332,226)	(332,226)
Net loss applicable to common shares	$(393,182)	$(38,572)
Non-GAAP net loss applicable to common shares	$(703,234)	$(257,669)

Net loss per common share (basic and diluted)	$(0.01)	$-
Non-GAAP net loss per common share (basic and diluted)	$(0.02)	$(0.01)

Weighted average number of common shares outstanding (basic and diluted)	35,586,455	33,324,295

Reconciliation of GAAP Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

	Three months ended September 30,
	2014	2013
Net income (loss)	$(60,956)	$293,654

Less interest income	(10,082)	(13,526)

Plus interest expense	74,911	60,976

Plus income tax expense (benefit)	(360,473)	6,911

Plus depreciation expense	1,473,412	1,218,071

Plus amortization expense	-	21,953

Plus change in fair value of warrant liabilities	(310,052)	(219,097)

Plus stock-based compensation	138,804	84,392

Adjusted EBITDA	$945,564	$1,453,334

F-USAT

Company Contact:
David DeMedio
Chief Financial Officer
USA Technologies
(800) 633-0340

Investor Contact:
Stephanie Prince/Jody Burfening
LHA
(212) 838-3777
sprince@lhai.com